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                                                                    EXHIBIT 9(s)

                   AMENDMENT NO. 5 TO ADMINISTRATION AGREEMENT


                  This Amendment No. 5, dated as of the 1st day of November, 1995, is entered into between PACIFIC HORIZON FUNDS, INC. (the "Company"), a Maryland corporation, and Concord Holding
Corporation, a Delaware corporation ("Concord").

                  WHEREAS, the Company and Concord have entered into an Administration Agreement dated as of November 13, 1989, as amended (the "Administration Agreement"), wherein Concord has agreed to provide administrative services for the Company's Blue Chip Fund, Flexible Bond Fund, Asset Allocation Fund, National Municipal Bond Fund, Utilities Fund, Growth and Income Fund, Corporate Bond Fund, Short-Term Government Fund, International Bond Fund, International Equity Fund, Aggressive Growth Fund, Capital Income Fund, U.S. Government Securities Fund and California Tax-Exempt Bond Fund (each, a "Fund"); and

                  WHEREAS, the parties wish to amend the Agreement in certain respects;

                  NOW THEREFORE, the parties agree, intending to be legally bound, that effective immediately the Agreement is amended to read as follows:

                           1) Section IV is hereby amended and restated in its
                  entirety as follows: "This Agreement shall become effective November 1, 1995 and, unless sooner terminated as provided herein, shall continue until October 31, 1996. Thereafter, if not terminated, this Agreement shall continue automatically as to a particular Fund for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Company or by vote of a "majority of the outstanding voting securities" of such Fund; PROVIDED, HOWEVER, that this Agreement may be terminated by the Company at any time with respect to any Fund, without cause and without payment of any penalty, by vote of a majority of the entire Board of Directors of the Company or by a vote of a "majority of the outstanding voting securities" of such Fund on 60 days' written notice to Concord, or by Concord at any time, without payment of any penalty, on 90 days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of



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                  its "assignment." (As used in this Agreement, the terms
                  "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms have in the 1940 Act.)

                  Except as expressly amended and modified hereby, all provisions of the Agreement shall remain in full force and effect.

                  This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

                  IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed this Amendment No. 5 as of the 1st day of November, 1995.



                                                     PACIFIC HORIZON FUNDS, INC.


                                                     By: /s/ Cornelius J. Pings
                                                     --------------------------
                                                         Cornelius J. Pings
                                                         President



                                                     CONCORD HOLDING CORPORATION


                                                     By: /s/ J. David Huber
                                                     ----------------------
                                                         Title: EVP